                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            TRINITY INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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
                            TRINITY INDUSTRIES, INC.
                              2525 STEMMONS FREEWAY
                            DALLAS, TEXAS 75207-2401



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 31, 2001


         Notice is hereby given that the Annual Meeting of Stockholders of Trinity Industries, Inc. (the "Company"), a Delaware corporation, will be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas 75207, on Tuesday, July 31, 2001, at 9:30 a.m., Central Daylight Saving Time, for the following purposes:

         (1) to elect nine (9) directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

         (2) to approve an amendment to the Company's 1998 Stock Option and Incentive Plan, as more fully described in the accompanying Proxy Statement;

         (3) to approve ratification of Ernst & Young LLP as independent auditors for fiscal year 2002; and

         (4) to transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on June 15, 2001 will be entitled to notice of and to vote at the 2001 Annual Meeting or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after such record date. A list of the stockholders will be open to the examination of any stockholder, for any purpose germane to the 2001 Annual Meeting, for a period of ten (10) days prior to the meeting at the Company's offices, 2525 Stemmons Freeway, Dallas, Texas 75207.

         You are requested to forward your proxy in order that you will be represented at the 2001 Annual Meeting, whether or not you expect to attend in person. Stockholders who attend the 2001 Annual Meeting may revoke their proxies and vote in person, if they so desire.

         A Proxy Statement, proxy card and a copy of the Annual Report of the Company for the fiscal year ended March 31, 2001 accompany this Notice of Annual Meeting of Stockholders.


                                        By Order of the Board of Directors


                                                MICHAEL G. FORTADO
                                          Vice President, General Counsel
                                              and Corporate Secretary


June 29, 2001

                            TRINITY INDUSTRIES, INC.
                              2525 STEMMONS FREEWAY
                            DALLAS, TEXAS 75207-2401



                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 31, 2001


         This Proxy Statement is being mailed on or about June 29, 2001 to the stockholders of Trinity Industries, Inc. ("Trinity" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas, on Tuesday, July 31, 2001, at 9:30 a.m., Central Daylight Saving Time (the "2001 Annual Meeting"), or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's mailing address is P.O. Box 568887, Dallas, Texas, 75356-8887.

         The enclosed proxy may be revoked at any time before it is exercised by filing with the Company a written revocation, by executing a proxy bearing a later date or by attending the 2001 Annual Meeting and voting in person. Unless the persons named in the proxy are prevented from acting by circumstances beyond their control, the proxy will be voted at the 2001 Annual Meeting and at any adjournment thereof in the manner specified therein, or if not specified, the proxy will be voted FOR the election of the nine (9) nominees for Directors as listed below, FOR the amendment to the Company's 1998 Stock Option and Incentive Plan as more fully described herein, and FOR the approval of Ernst & Young as independent auditors for fiscal year 2002.

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of the solicitation of proxies for the 2001 Annual Meeting, including the cost of mailing, will be borne by the Company. To the extent necessary to assure sufficient representation at the 2001 Annual Meeting, officers and regular employees of the Company, at no additional compensation, may request the return of proxies personally, by telephone, facsimile, mail, or other method. Stockholders are urged to send in their proxies without delay. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee of $8,500, plus reimbursement for out-of-pocket expenses. The Company will supply brokers, nominees, fiduciaries and other custodians with proxy materials to forward to beneficial owners of shares in connection with this solicitation, and the Company will reimburse such brokers, nominees, fiduciaries and other custodians for their expenses in making such distribution. Management has no knowledge or information that any other person will specially engage any persons to solicit proxies.

         The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 2001 Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

         The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors. The election of directors requires a plurality of the votes cast at the meeting. Each of the other matters being submitted to the stockholders requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. However, an abstention with respect to the election of the Company's directors will not be counted either in favor of or against the election of the nominees. In the case of the other proposals which are being submitted for stockholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The outstanding voting securities of the Company consist entirely of shares of Common Stock, $1.00 par value per share, each share of which entitles the holder thereof to one vote. The record date for the determination of the stockholders entitled to notice of and to vote at the 2001 Annual Meeting, or any adjournment thereof, has been established by the Board of Directors as of the close of business on June 15, 2001. At that date, there were outstanding and entitled to vote 36,973,253 shares of Common Stock.

         The following table provides certain information as of June 15, 2001, as to the beneficial ownership of the Common Stock of the Company for (a) each director and nominee, (b) each executive officer named in the Summary Compensation Table below, (c) the directors and executive officers of the Company as a group and (d) any person owning more than 5% of the Common Stock.


                                                                     EXERCISABLE
                                              NUMBER OF SHARES         OPTIONS         PERCENT OF
                  NAME                      BENEFICIALLY OWNED(1)     INCLUDED           CLASS
                  ----                      ---------------------   ------------      ------------

         John L. Adams                              144,603(2)            62,367                 *
         David W. Biegler                            35,010               33,410                 *
         Ronald J. Gafford                           17,702               17,500                 *
         Barry J. Galt                               29,000               24,000                 *
         Clifford J. Grum                            34,528(3)            31,528                 *
         Dean P. Guerin                              81,410               24,000                 *
         Jess T. Hay                                 27,384(4)            24,000                 *
         Edmund M. Hoffman                           66,681(5)            25,000                 *
         Jim S. Ivy                                  79,025(6)            53,128                 *
         Diana S. Natalicio                          35,028               31,528                 *
         John R. Nussrallah                         160,796              152,852                 *
         Mark W. Stiles                             118,028(7)            84,210                 *
         Timothy R. Wallace                         482,725(8)           303,039               1.3%
         W. Ray Wallace                           1,123,420(9)           362,336               3.0%
         Directors and Executive
            Officers as a Group                   2,742,224            1,430,017               7.4%
         Private Capital Management               3,651,945(10)                                9.8%
         Pioneer Investment Management            3,547,600(11)                                9.5%
         EQSF Advisers, Inc                       1,975,210(12)                                5.3%
         M.J. Whitman Advisers, Inc.
         and M. J. Whitman

----------

         * Less than one percent (1%).

(1) Unless otherwise noted, all shares are owned directly and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire under the Company's stock option plans as of June 15, 2001 or within sixty (60) days thereafter ("Exercisable Options") which are included and shown in the next column and vested common stock equivalent units credited to executives under the Supplemental Profit Sharing Plan for Mr. Adams 7,736; Mr. Ivy 2,775; Mr. Nussrallah 420; Mr. Stiles 10,824; Mr.

         Timothy R. Wallace 27,410 and all executive officers as a group 73,470. Includes shares indirectly held through the Company's 401(k) Plan for Mr. Ivy 929; Mr. Nussrallah 594; Mr. Timothy R. Wallace 1,105 and all executive officers as a group 4,114 shares. Exercisable Options in subsidiary companies have not been included.

(2) Mr. Adams is also deemed the beneficial owner of (i) 10,000 shares of common stock of IndustrialSoup.com, Inc. ("IndustrialSoup") and (ii) 15,000 shares of common stock of InventorsPortal.com, Inc. ("InventorsPortal"), each a subsidiary of the Company, all of which shares may be acquired by Mr. Adams pursuant to Exercisable Options. These shares represent less than 1% of the outstanding common stock of IndustrialSoup and InventorsPortal, respectively.

(3) Includes 3,000 shares owned by Deerfield Corporation of which Mr. Grum is an owner.

(4) Includes 384 shares owned of record by Mr. Hay's wife as custodian for their daughter in which Mr. Hay disclaims beneficial ownership.

(5) Includes 1,500 shares held by Mr. Hoffman as trustee of a trust in which Mr. Hoffman disclaims beneficial ownership.

(6) Mr. Ivy is also deemed the beneficial owner of (i) 1,000 shares of common stock of IndustrialSoup and (ii) 1,000 shares of common stock of InventorsPortal, each a subsidiary of the Company, all of which shares may be acquired by Mr. Ivy pursuant to Exercisable Options. These shares represent less than 1% of the outstanding common stock of IndustrialSoup and InventorsPortal, respectively.

(7) Mr. Stiles is also deemed the beneficial owner of (i) 15,000 shares of common stock of IndustrialSoup and (ii) 25,000 shares of common stock of InventorsPortal, each a subsidiary of the Company, all of which shares may be acquired by Mr. Stiles pursuant to Exercisable Options. These shares represent less than 1% of the outstanding common stock of IndustrialSoup and InventorsPortal, respectively.

(8) Includes 91,063 shares held indirectly by a limited partnership which Mr. Wallace controls. Mr. Wallace is also deemed the beneficial owner of (i) 50,000 shares of common stock of IndustrialSoup and (ii) 50,000 shares of common stock of InventorsPortal, each a subsidiary of the Company, all of which shares may be acquired by Mr. Wallace pursuant to Exercisable Options. These shares represent less than 1% of the outstanding common stock of IndustrialSoup and InventorsPortal, respectively.

(9) Includes 455,678 shares held indirectly by limited partnerships which Mr. Wallace controls.

(10) Private Capital Management, Inc., principal address of 3003 Tamiami Trail North, Naples, Florida 34103, has sole voting and dispositive power as to 22,600 shares and shared voting and suppositive power as to 3,651,945 shares. This information is based solely on a Schedule 13G containing information as of February 4, 2001.

(11) Pioneer Investment Management, Inc., principal address of 60 State Street, Boston Massachusetts 02109, reported sole voting and dispositive power as to 3,547,600 shares. This information is based solely on a Schedule 13G containing information as of January 3, 2001.

(12) EQSF Advisers, Inc. ("EQSF"), M. J. Whitman Advisors, Inc. (MJWA) and Martin J. Whitman, principal address of 767 Third Avenue, New York, New York 10017-2023, have jointly reported sole voting and dispositive power as to 1,515,800 shares by EQSF, sole voting power as to 333,375 shares and sole dispositive power as to 459,410 by MJWA, and a disclaimer of beneficial ownership of all such shares by Martin J. Whitman. This information is based solely on a Schedule 13G containing information as of April 11, 2001.

         The Company has adopted a stock ownership policy for directors and officers that is designed to align the financial interest of directors and officers with those of the Company's stockholders. The policy establishes a minimum amount of stock that directors and officers are expected to own by the end of a five year period. For the Chief Executive Officer the amount is five times base salary, for the other named executives it is three times base salary and for the directors it is three times the annual retainer. Stock units are included in this calculation because they are subject to the same market risk as is common stock. Directors who defer their fees may elect for their fees to be credited to an account on the books of the Company and are reflected in the table below. All matching amounts in the Company's Supplemental Profit Sharing Plan for executives are made in stock units and vest over time. Vested amounts are reflected in the stock ownership table above and unvested amounts are provided in the table below for the named executive officers.

             Directors                                 Executives

             David W. Biegler          4,642           Timothy R. Wallace           637
             Ronald J. Gafford         3,578           John L. Adams              1,599
             Barry J. Galt             8,464           Jim S. Ivy                   702
             Clifford J. Grum          7,568           Mark W. Stiles               424
             Dean P. Guerin            9,244
             Diana Natalicio           6,945
             Timothy R. Wallace        1,558

                              ELECTION OF DIRECTORS

         At the 2001 Annual Meeting, nine (9) directors are to be elected who shall hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. It is the intention of the persons named in the Company's proxy to vote for the election of each of the nine (9) nominees listed below, unless authority is withheld. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the proxy will vote for the election of another person recommended by the Board of Directors.

         The following biographical information sets forth the name, age, principal occupation or employment during the past five years, Board committee membership, certain other directorships held by each nominee for director, the period during which he or she has served as a director of the Company, and certain family relationships.


         THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE NINE (9) NOMINEES TO THE BOARD OF DIRECTORS SET FORTH BELOW.

                                    NOMINEES

TIMOTHY R. WALLACE (47)

     Director since 1992. Mr. Wallace is Chairman, President and Chief Executive Officer of the Company. He is the son of Mr. W. Ray Wallace, a director of the Company. Mr. Wallace is a director of Viad Corp. which is primarily involved in travel, trade exhibits and financial services.

DAVID W. BIEGLER (54)

     Director since 1992. Chairman of the Corporate Governance and Directors Nominating Committee and a member of the Human Resources Committee. Mr. Biegler is Vice Chairman of TXU Corporation. From 1997 until 2001, he served as President and Chief Operating Officer of TXU Corp., a public utility holding company providing electric and natural gas utility services, energy marketing and other energy-related services. Previously thereto he served as the Chairman, President and Chief Executive Officer of ENSERCH Corporation, an integrated natural gas company.

RONALD J. GAFFORD (51)

     Director since 1999. Member of the Corporate Governance and Directors Nominating Committee and of the Human Resources Committee. Mr. Gafford is President and Chief Executive Officer of Austin Industries, Inc., a civil, commercial and industrial construction company, and prior to being named as President served in various executive capacities for subsidiaries of Austin Industries, Inc.

BARRY J. GALT (67)

     Director since 1988. Member of the Audit Committee and of the Corporate Development and Finance Committee. Mr. Galt is a director, and prior to his retirement on March 30, 1999, served as Chairman and Chief Executive Officer of Ocean Energy, Inc., formerly named Seagull Energy Corporation, a diversified energy company engaged in oil and gas exploration and development. He is also a director of Friede Goldman Halter, Inc., and a director of StanCorp Financial Group, Inc., an insurance company.

CLIFFORD J. GRUM (66)

     Director since 1995. Chairman of the Audit Committee and a member of the Human Resources Committee. Mr. Grum is the retired Chairman and Chief Executive Officer of Temple-Inland, Inc., a holding company with interests in corrugated containers, bleached paperboard, building products, timber and timberlands, and financial services. He is also a director of Cooper Industries, Inc., a company engaged in the businesses of electrical products, tools and hardware, and automotive products and a director of Tupperware Corporation, a multinational consumer products company.

DEAN P. GUERIN (79)

     Director since 1965. Chairman of the Corporate Development and Finance Committee and a member of the Corporate Governance and Directors Nominating Committee and Audit Committee. Mr. Guerin's principal occupation is investments.

JESS T. HAY (70)

     Director since 1965. Chairman of the Human Resources Committee and member of the Corporate Governance and Directors Nominating Committee. Mr. Hay is Chairman of HCB Enterprises, Inc., a private investment firm. He is also Chairman of the Texas Foundation for Higher Education. Prior to retirement on December 31, 1994, Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Corporation, a diversified financial services company engaged principally in mortgage banking and real estate lending, and of Lomas Mortgage USA, a mortgage banking institution. Mr. Hay is a director of Viad Corp. which is primarily involved in travel, trade exhibits, and financial services, and a director of SBC Communications, Inc., a telephone and wireless communications company. Until his retirement in May 2001, he also was a director of Exxon Mobil Corporation, a diversified energy company engaged principally in the exploration, production and marketing of petroleum products.

DIANA S. NATALICIO (61)

     Director since 1996. Member of the Human Resources Committee and of the Corporate Governance and Directors Nominating Committee. President of the University of Texas at El Paso. Dr. Natalicio was appointed by President George H.W. Bush to the Commission on Educational Excellence for Hispanic Americans and by President Clinton to the National Science Board and to the President's Committee on the Arts and Humanities.

W. RAY WALLACE (78)

     Director since 1958. Retired as Chairman and Chief Executive Officer of the Company in December 1998. Member of the Corporate Development and Finance Committee. He is the father of Timothy R. Wallace, Chairman, President and Chief Executive Officer of the Company.

                          BOARD MEETINGS AND COMMITTEES

         The directors hold regular quarterly meetings in addition to a meeting immediately following the Annual Meeting of Stockholders, attend special meetings and committee meetings as required, and spend such time on the affairs of the Company as their duties require. During the fiscal year ended March 31, 2001, the Board of Directors held seven (7) meetings and all directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees on which they served.

         The standing committees of the Board of Directors are the Audit Committee, Human Resources Committee, Corporate Governance and Directors Nominating Committee, and Corporate Development and Finance Committee.

         The Audit Committee consists of Messrs. Galt, Grum, Guerin and Hoffman. The Audit Committee reviews with management, the director of internal auditing, and the independent auditors the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent auditors upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate including reviews with management relating to compliance with corporate policies, compliance programs, and internal controls. The Audit Committee also recommends to the Board of Directors the independent auditors for the Company and reviews audit fees. The Audit Committee met three
(3) times during the fiscal year ended March 31, 2001. The Board of Directors has determined that all members of the Audit Committee are "independent" as defined by the rules of the New York Stock Exchange.

         The Human Resources Committee consists of Messrs. Biegler, Gafford, Grum, Hay and Dr. Natalicio. The duties of the Human Resources Committee generally are to determine and/or recommend the compensation structure for the Company and its subsidiaries; make recommendations to the Board of Directors as to the salary of the Chief Executive Officer, and set the salaries of other senior executives of the Company; grant options, shares of stock, stock units and such other benefits as may be permitted under the Company's stock related benefit plans; design and recommend to the Board for approval and administer long, intermediate and short-term incentive compensation plans of the Company. The Human Resources Committee met three (3) times during the fiscal year ended March 31, 2001.

         The Corporate Governance and Directors Nominating Committee consists of Messrs. Biegler, Gafford, Guerin, Hay and Dr. Natalicio. The duties of the Corporate Governance and Directors Nominating Committee generally are to recommend to the Board of Directors the director nominees proposed each year in the Company's proxy statement for election by the Company's stockholders; review the qualifications of, and recommend to the Board, candidates to fill Board vacancies as they may occur; consider suggestions from stockholders and other sources regarding possible candidates for director; define and recommend to the Board appropriate guidelines and criteria regarding the qualifications of candidates for director of the Company; review and propose changes, when appropriate, in the compensation and benefits of non-employee directors of the Company; and review the Company's Corporate Governance Principles. The Corporate Governance and Directors Nominating Committee met two (2) times during the fiscal year ended March 31, 2001.

         The Corporate Development and Finance Committee consists of Messrs. Galt, Guerin, Hoffman, and W. Ray Wallace. The duties of the Corporate Development and Finance Committee generally are to provide direction for the assessment of future acquisition opportunities; review specific plans regarding significant acquisitions or dispositions of businesses or assets; authorize, subject to limits imposed by the Board of Directors, investments in or acquisition of another company; authorize borrowings within limits established by the Board of Directors; and periodically review the financial status of the Company. The Corporate Development and Finance Committee met two (2) times during the fiscal year ended March 31, 2001.

                            COMPENSATION OF DIRECTORS

         Directors are compensated at the rate of $1,250 for each board or committee meeting attended plus reimbursement for reasonable out-of-pocket expenses. In addition, each director who is not a compensated officer or employee of the Company or its subsidiaries receives a fee of $40,000 per year for serving as a director, and the Chairman of each of the committees receives an additional $3,500 per year. Directors may elect, pursuant to a Deferred Plan for Director Fees, to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at the prime rate of interest as announced from time to time by a designated bank or, at the director's prior election, in units of the Company's Common Stock at the closing price on the New York Stock Exchange on the date that a payment is credited to the director's account. Such stock units are credited with amounts equivalent to dividends paid on the Company's Common Stock. Upon ceasing to serve as a director, the value of the account will be paid to the director in annual installments not exceeding ten (10) years according to the director's prior election.

         Annually, each director who is not also an executive officer of the Company is granted an option to purchase 5,000 shares of the Company's Common Stock at the fair market value of the Company's Common Stock on the date of grant.

         The Company has a Directors' Retirement Plan that is an unfunded arrangement whereby members of the Board of Directors who are not employees of the Company will receive monthly payments for a ten (10) year period upon retirement, disability or death. The amount of each monthly payment will be equal to one-twelfth (1/12) of a percentage of the annual retainer paid to such director in the year of his retirement, disability or death while serving as a director. The applicable percentage is dependent upon the number of years of service as a member of the Board of Directors. If the director has less than five (5) years of service, the applicable percentage is zero. If the director has five (5) years of service, the applicable percentage is fifty percent (50%). The applicable percentage increases at the rate of ten percent (10%) for each year of service thereafter and reaches one hundred percent (100%) after ten (10) years of service as a director. However, notwithstanding the number of years of service, a director's applicable percentage will be one hundred percent (100%) in the event of a change in control of the Company (as defined).

         Commencing January 1, 1999, Mr. W. Ray Wallace was employed by the Company as a consultant pursuant to an agreement at a monthly rate of $10,000. The agreement provides for the performance of services as may be required by the Chief Executive Officer or the Board of Directors and his continuation as a director as long as he is eligible. He is provided an office, administrative assistant, limited use of Company aircraft and reimbursement of expenses. In addition, the Company will provide medical coverage for the remainder of his life.

                             EXECUTIVE COMPENSATION

         The following table sets forth information for the Company's fiscal years ended March 31, 2001, 2000, and 1999, with regard to the compensation for their services to the Company and its subsidiaries in all capacities of the Chief Executive Officers and each of the other four (4) most highly compensated executive officers serving the Company at the close of the Company's most recently completed fiscal year.

                           Summary Compensation Table

                                                  Annual Compensation                 Long Term Compensation
                                        ----------------------------------------     -------------------------
                                                                       Other         Restricted     Securities
                                                                       Annual          Stock        Underlying     All Other
       Name and                                                     Compensation       Awards        Options     Compensation
  Principal Position           Year     Salary ($)      Bonus ($)      ($)(2)          ($)(3)         (#)(4)        ($)(5)
  ------------------           ----     ----------     ----------   ------------     ----------     ----------   ------------

Timothy R. Wallace             2001     $  740,000     $    - 0 -     $    8,750     $    - 0 -        135,000     $  120,265
Chairman, President &          2000        700,000      1,029,150          7,500        279,375        151,852        230,515
Chief Executive Officer        1999        600,000        945,000         21,373        393,125         63,574        159,300

John L. Adams(1)               2001     $  500,000     $    - 0 -          - 0 -     $    - 0 -         70,000     $   89,457
Executive Vice President       2000        450,000        402,750          - 0 -        111,750         40,000         98,162
                               1999         87,500         87,281     $    4,162        150,750         25,000          - 0 -

Mark W. Stiles                 2001     $  375,000     $    - 0 -     $   14,859     $    - 0 -         50,000     $   68,059
Senior Vice President          2000        352,000        391,818         20,025         69,844         30,000        101,668
                               1999        325,000        406,250         11,707         58,969         19,901         77,925

John R. Nussrallah(1)          2001     $  425,000     $    - 0 -     $   15,265     $    - 0 -         60,000     $   24,238
President, Railcar Group       2000        370,000        279,720         17,728         83,813         30,000         24,249
                               1999        330,000        264,000         14,136         78,625         20,000          3,840

Jim S. Ivy                     2001     $  343,000     $    - 0 -     $   14,064     $    - 0 -         30,000     $   53,960
Vice President and Chief       2000        343,000        245,588         18,858         55,875         20,000         75,026
Financial Officer              1999        330,000        219,450         14,136         78,625         20,000         57,345

----------

(1) Mr. John L. Adams joined the Company in January of 1999. Mr. Nussrallah is no longer with the Company.

(2) Other annual compensation for fiscal 2001 is composed of amounts reimbursed for the payment of taxes for certain perquisites for Messrs. Stiles, Nussrallah and Ivy; and, in the case of Mr. Wallace, directors' meeting fees.

(3) Amounts shown for each year are based on the closing price of the Common Stock on the date of grant. Messrs. Wallace, Adams, Stiles, Nussrallah and Ivy had restricted shares totaling 28,000, 8,000, 7,000, 8,000, and 6,000 shares, respectively, as of March 31, 2001 with a market value of $546,000, $156,000, $136,500, $156,000, and $117,000,
         respectively, based on a $19.50 per share market price of the Company's Common Stock on that date. Dividends are paid on these restricted shares at the same rate as paid on the Company's Common Stock. The restrictions on transferability will be lifted upon the recipient's retirement at age 65 or earlier with the consent of the Human Resources Committee, death or disability, or upon a change in control of the Company. If the employment of the recipient is terminated without the consent of the Human Resources Committee for any reason other than death or disability prior to the recipient's retirement, then the restricted shares will be forfeited.

(4) Includes reload grants. Does not include options in eVenture Companies. See "Option Grants in Last Fiscal Year."

(5) All other compensation for fiscal 2001 is composed of the Company's matching amounts under the Company's Supplemental Profit Sharing Plan and Section 401(k) Plan (described below under "Retirement Plans") for Mr. Wallace $46,265; Mr. Adams $39,457; Mr. Stiles $30,559; Mr.
         Nussrallah $24,238 and Mr. Ivy $19,660; and an amount equal to ten percent (10%) of the salaries and incentive bonuses set aside pursuant to long-term deferred compensation plans for Mr. Wallace $74,000; Mr. Adams $50,000; Mr. Stiles $37,500 and Mr. Ivy $34,300.

                        Option Grants In Last Fiscal Year

                                                                                                   Potential Realizable Value
                                                                                                        at Assumed Annual
                                                                                                      Rates of Stock Price
                                           Individual Grants                                    Appreciation for Option Term ($)
-------------------------------------------------------------------------------------------     --------------------------------

                                Number of
                               Securities
                               Underlying        Percent           Exercise
                                Options          of Total          or Base
                                Granted          Options            Price        Expiration
         Name                    (#)(1)          Granted            ($/Sh)          Date              5% ($)           10% ($)
         ----                 ------------     ------------      ------------    ----------     ---------------   --------------

Timothy R. Wallace
     Trinity(2)                    135,000           16.4%            23.00         4/03/10           1,952,718        4,948,570
     IndustrialSoup(3)              50,000            3.5%              .20         5/15/05               2,800            6,100
     InventorsPortal(3)             50,000            3.8%              .05         5/15/05                 690            1,500

John L. Adams
     Trinity(2)                     70,000            8.5%            23.00         4/03/10           1,012,520        2,565,925
     IndustrialSoup(3)              10,000            0.7%              .20         5/15/05                 560            1,220
     InventorsPortal(3)             15,000            1.2%              .05         5/15/05                 207              450


Mark W. Stiles
     Trinity(2)                     50,000            6.0%            23.00         4/03/10             723,229        1,832,804
     IndustrialSoup(3)              15,000            1.0%              .20         5/15/05                 840            1,830
     InventorsPortal(3)             25,000            1.9%              .05         5/15/05                 345              750


John R. Nussrallah
     Trinity(2)                     60,000            7.3%            23.00         4/03/10             867,875        2,199,365
     IndustrialSoup(3)               5,000            .15%              .20         5/15/05                 112              610
     InventorsPortal(3)              2,000            .10%              .05         5/15/05                 276               60

Jim S. Ivy
     Trinity(2)                     30,000            3.6%            23.00         4/03/10             433,937        1,099,682
     IndustrialSoup(3)               1,000            .07%              .20         5/15/05                  56              122
     InventorsPortal(3)              1,000            .07%              .05         5/15/05                  14               30

----------

(1)      The Company has not granted any stock appreciation rights.

(2) Annual grants of stock options in Trinity common stock at the market price on the date of grant which vest 33-1/3% each year.

(3) Subsidiary companies formed in 2001 to engage in various internet related ventures (the "eVenture Companies"). Options were awarded to certain Trinity executives to purchase common stock of the eVenture Companies based upon the contribution made by such executives to the initial formation and start up of each such company. The exercise price of the options was based upon initial capitalization of each company as contributed by the Company. The options are 100% vested and are forfeited upon termination of employment other than by death. Other provisions in each option agreement provide that the optionee may be required to exercise the option and sell the shares if the Company sells its interest in the eVenture Company to a third party and the optionee must sell back to the Company any shares acquired on exercise in the event of termination of employment prior to an initial public offering of the eVenture Company. None of the eVenture options have been exercised. There is no market for the shares or readily available method of calculating whether or not the venture options are in the money at the present time, and at March 31, 2001, none of the companies were profitable.

                 Aggregated Option Exercises in Last Fiscal Year
                           and Fiscal Year End Values

Trinity Stock Options

                                                           Number of Securities
                                                               Underlying                Value of Unexercised
                                                           Unexercised Options            In-the-Money Option
                             Shares         Value         at Fiscal Year End (#)        at Fiscal Year End (($)
                          Acquired in      Realized     ---------------------------   ---------------------------
Name                      Exercise (#)       ($)        Exercisable   Unexercisable   Exercisable   Unexercisable
----                      ------------    ----------    -----------   -------------   -----------   -------------

Timothy R. Wallace                 --             --        234,504        271,071             --             --

John L. Adams                      --             --         38,028        116,382             --             --

Mark W. Stiles                     --             --         62,834         89,468            629          2,239

John R. Nussrallah                 --             --         98,832         54,020             --             --

Jim S. Ivy                         --             --         43,126         69,374             --             --

               Long-Term Incentive Plan Awards in Last Fiscal Year

                                                 Three Year Performance Incentive Plan (PIP)
                                                 -------------------------------------------

                                                                           Estimated Future Payouts(1)
                                      Performance Period            ---------------------------------------
        Name                             Until Payout               Threshold ($)                Target ($)
        ----                          ------------------            -------------                ----------
Timothy R. Wallace                          3 years                       0                        488,400

John L. Adams                               3 years                       0                        250,000

Mark W. Stiles                              3 years                       0                        172,500

John R. Nussrallah                          3 years                       0                        212,500

Jim S. Ivy                                  3 years                       0                        113,190

----------

(1) Payouts under the PIP for awards made during the last fiscal year are calculated on total "economic value added" (EVA(R)) generated during the three year period ending March 31, 2003. Each year, 3.33% of EVA generated will be set aside as an incentive pool from which payouts will be made. The named executive officers have been allocated a share of the pool. The target amount in the table is each named executive's designated "cash cap" which is based on a percentage of his base salary. If actual EVA performance in a year results in an individual award that exceeds the pro rata cash cap for that year, the excess payout will be converted to a restricted stock grant with the number of shares of restricted stock based on the exercise prices for options granted during that fiscal year. Vesting of the stock is subject to continued employment for two years following the three year performance period. Dividends are paid on these restricted shares at the same rate as paid on the Company's Common Stock. The PIP does not have a maximum amount that can be earned. There was no EVA generated during fiscal 2001.

----------

EVA(R) is a registered trademark of Stern Stewart & Co.

                                RETIREMENT PLANS

         The Company has noncontributory, defined benefit retirement and death benefit plans which are available to all eligible employees who have completed specified periods of employment. The benefits of the plans are funded by periodic contributions to retirement trusts that invest the Company's contributions and earnings thereon in order to pay the benefits to the employees. The plans provide for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant's compensation. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. The plans also provide for the payment of certain disability and death benefits.

         The Company has also adopted a Supplemental Retirement Plan that permits the payment of supplemental benefits to certain employees who have been determined by the Plan Committee to be Participants and whose annual benefits under the foregoing retirement plan would exceed those permitted by the Internal Revenue Code of 1986, as amended (the "Code"). The Supplemental Retirement Plan provides that if at any time the amount of the annual retirement benefit which would otherwise be payable under the Company's pension plan is or becomes limited by reason of compliance with the Code, such person shall be entitled to receive a supplemental pension benefit equal to the difference between the benefit that such person receives under the Company's pension plan and the benefit that such person would have received if such limitation had not been in effect. The benefits are payable from the general assets of the Company. Timothy
R. Wallace is the only named executive officer who is a participant in the Supplemental Retirement Plan.

         The following table reflects the estimated aggregate annual benefits, computed on the basis of a monthly benefit payable for ten (10) years certain and life thereafter, payable under such plans to a fully vested participant of the Company upon retirement at age 65 after 10, 20, 30 and 40 credited years of service at the annual remuneration levels set forth in the table.

                               Pension Plan Table

                           Years of Service
----------------------------------------------------------------------

Remuneration       10             20             30             40
------------   ----------     ----------     ----------     ----------

$  300,000     $   29,760     $   59,520     $   89,280     $  119,040

   400,000         39,760         79,520        119,280        159,040

   600,000         59,760        119,520        179,280        239,040

   800,000         79,760        159,520        239,280        319,040

 1,000,000         99,760        199,520        299,280        399,040

 1,200,000        119,760        239,520        359,280        479,040

 1,400,000        139,760        279,520        419,280        559,040

 1,600,000        159,760        319,520        479,280        639,040

 1,800,000        179,760        359,520        539,280        719,040

 2,000,000        199,760        399,520        599,280        799,040

         The compensation covered under those plans is the same as the salary and bonus reported in the Summary Compensation Table. The annual benefits shown are not subject to any deduction for Social Security benefits or other offset amounts. Mr. Timothy R. Wallace has 25 credited years of service under the plans under which he is covered; Messrs. Adams, Stiles, Nussrallah and Ivy have 2 years, 9 years, 6 years and 3 years, respectively.

         The Company maintains a Section 401(k) plan that permits employees to elect to set aside up to fourteen percent (14%) of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Company matches from twenty-five (25%) to fifty percent (50%) of up to six percent (6%) of the employee's compensation set aside for this purpose. The Company also maintains a Supplemental Profit Sharing Plan ("Supplemental Plan") for certain of its "highly compensated employees", as defined in the Code. The highly compensated employees are not limited as to the percentage of their compensation which may be contributed to the Supplemental Plan. The first six percent (6%) of a Participant's base salary and bonus contributed to the Supplemental Plan, less any compensation matched under the 401(k) plan, is matched from twenty-five percent (25%) to fifty percent (50%) by the Company. The Company's match vests 20% per year. An additional seventeen and one-half percent (17-1/2%) match applies to up to twenty-five percent (25%) of a Participant's base salary and bonus deferrals directed into stock units. The additional match for stock units is made following each plan year and vests two plan years after the end of the plan year for which the match is made. The additional match does not apply to stock units acquired by transfer from existing account balances. All matches in the Supplemental Plan are made in stock units. Stock units may not be transferred into other investment accounts and may only be paid out in Common Stock.

                          CHANGE IN CONTROL AGREEMENTS

         Each named executive officer has executed a change in control agreement with the Company that provides certain benefits in the event his or her employment is terminated subsequent to a change in control of the Company (as defined in the agreements). The agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The agreements provide that if there is a change in control of the Company and if the Company terminates the executive's employment other than as a result of the executive's death, disability or retirement, or for cause (as defined in the agreements), or if the executive terminates his or her employment for good reason (as defined in the agreements), then the Company will pay to such executive a lump sum equal to three (3) times the amount of the executive's base salary and the higher of the average bonus earned over the previous three years or the target bonus for the fiscal year in which the change in control occurs.

         The severance benefits provided by the agreements also include certain fringe benefits to which each executive would have been entitled if the executive had continued in the employment of the Company for thirty-six (36) months after the executive's termination, a supplemental benefit based on the Company's retirement plan, and the right to surrender unexercised stock options and receive cash for the net realizable value of the options based on the highest price of the Common Stock within 180 days prior to the date of termination.

         The agreements further provide that if any payment to which the executive is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay to the executive an additional amount so that the net amount retained by the executive is equal to the amount that otherwise would be payable to the executive if no such excise tax had been imposed.

        REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Human Resources Committee ("the Committee") of the Board of Directors. The Committee, which is composed entirely of independent outside directors, is responsible for setting and overseeing the administration of policies that govern the compensation of the Company's executives. It establishes base salary, incentive compensation, deferred compensation, stock options, performance units and other stock based awards for each executive officer and certain key operating officers of the Company, except the salary of the Chief Executive Officer is decided by the Board, after recommendation by the Committee. The Committee retains an independent consultant to advise on matters related to executive compensation.

         It is the Committee's policy to provide a competitive and comprehensive compensation program to attract, motivate, reward and retain the key executives needed to enhance the profitability of the Company and to create value for its stockholders. The Committee believes that the Company's executive compensation should consist of competitive base salaries and incentive compensation plans that reward both short and long-term performance. The key components of the Company's short-term executive compensation program in the last fiscal year were base salary and incentive compensation. The long-term program consisted of stock options, a three year performance plan, and in some cases deferred compensation. The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive, directly linked to performance and aligned with the interest of stockholders. The Committee determines each executive's compensation based upon past and expected future performance, the executive's responsibilities within the Company, and the executive's value to the Company as determined by the Committee. At the beginning of fiscal year 2002, the Committee awarded as a retention incentive shares of restricted stock to certain key executives, which will vest over a five year period, including awards to Messrs. Timothy R. Wallace, John L. Adams, Mark W. Stiles and Jim S. Ivy of 32,100, 15,500, 10,000 and 10,000 shares, respectively.

Base Salary

         The Committee each year reviews each executive's performance and establishes each executive's base salary based upon past and expected future performance, and the executive's responsibilities within the Company. In fixing base salaries, the Committee also considers salaries of senior executives of other comparable companies as reflected in a survey provided by an independent outside consultant.

Incentive Compensation

         Incentive bonuses awarded annually to the Company's named executive officers pursuant to the Short Term Management Incentive Plan are tied to the Company's success in achieving certain financial and specific group goals set each year by the Committee at the beginning of the year. Specific group targets are tied to specific short-term goals applicable to the executive's job assignment and, in the case of Timothy R. Wallace, to the Company's consolidated performance and enhancement of stockholder value. None of the executive officers was awarded any short-term incentive compensation for fiscal 2001.

Stock Options, LTP Units, Restricted Stock Grants and Deferred Compensation

         Long-term incentive awards provided by the stockholder-approved stock option and incentive plans are designed to develop and retain strong management through stock ownership, stock options and other stock based incentive awards.

         Stock options historically have been, and in fiscal 2001 were, the significant portion of long-term incentive grants to 18 executive officers and business group presidents and 165 key employees. Options to purchase a total of 817,000 shares were granted in fiscal 2001. The Committee believes that a significant portion of senior executives' compensation should be dependent on value created for stockholders. Options are an excellent vehicle to accomplish this by tying the executives' interests directly to the stockholders' interests. Options are granted at the fair market value of the Company's Common Stock on the date of grant and vest in annual increments over three years after such date if the optionee is still employed or vest fully at the date of normal retirement.

         The number of options that the Committee grants to executive officers is based on individual performance and level of responsibility. The number of options currently held by an executive is not a factor in determining individual grants.

         The Committee also authorized the named executives to participate in a small portion of the equity of certain eVenture subsidiaries through the grant of stock options in those subsidiaries. The size of each award was based upon the executive's contribution to the origination of the eVenture companies. Since there is no market for the shares, the options will have realizable value only if there is a public offering of the eVenture securities or a private sale of the eVenture company, in which case the Company would benefit on a much larger scale.

         The Committee has established a three-year Long Term Performance Incentive Program ("PIP") and has designated awards that can be earned after a three-year period based on "economic value added" (EVA(R)). The Committee believes that this Plan provides incentive for long-term sustained growth. These performance awards are payable in cash at the end of the three-year period based on the participant's proportionate share as determined by the Committee of a pool funded each fiscal year with a percentage of total EVA that has been established by the Committee. Restricted stock with a two year holding period will be awarded to certain executives whose cash earnings exceed the targeted percentage of their base salary. Twenty-five executive and operating officers participate in the PIP for the three year period beginning in fiscal 2001. None of the executives received any compensation under the PIP for fiscal 2001.

         To encourage the retention of certain key and strategically important executives focused on continuous improvement and growth of the Company, the Company has established a deferred compensation plan for certain key officers of the Company including Timothy R. Wallace, John L. Adams, Jim S. Ivy and Mark W. Stiles. Under the deferred compensation plan, an amount equal to ten percent (10%) of each participant's annual base salary and annual incentive compensation is accrued to his deferred account on the books of the Company. All such deferrals bear interest at the prime lending rate of J.P. Morgan Chase & Co.

Chief Executive Officer Compensation

         The Chief Executive Officer's base salary, incentive compensation, stock option grants and stock-based performance awards are set within the philosophy and policies enunciated above for all other executives of the Company. The Chief Executive Officer's base salary was increased on April 1, 2000 to $740,000 in recognition of his increased management role and value to the Company.

         In determining the compensation of the Chief Executive Officer, the Committee reviews the performance of the Company, considers the positioning of the Company for future years, assesses his past and ongoing personal performance in the position of Chief Executive Officer, and considers the report of a nationally recognized consulting firm employed to survey the compensation of chief executive officers of other companies, with particular emphasis on companies comparable to the Company.

Limitation on Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year. "Performance based" compensation is not subject to the limitation on deductibility and the Committee strives to structure compensation so as to qualify for deductibility. Provisions have been included in the 1998 Stock Option and Incentive Plan that are designed to qualify future awards of stock options, performance awards, and performance-based restricted stock as "performance based." The stockholder approved Short Term Management Incentive Plan has been designed to qualify for deductibility, the annual incentive bonuses to the named executive officers. The Committee will continue to monitor future deductibility options. However, the Committee will authorize compensation that may not be deductible when it deems it to be in the best interest of the Company and its stockholders.

Conclusion

         The Committee believes that the Company's compensation policies and practices are appropriately designed to attract, retain and motivate key executives to guide the Company in the future and to produce results which will enhance the Company's long-term prospects, thereby enriching shareholder values.

Jess T. Hay, Chairman                                   David W. Biegler, Member
Human Resource Committee                               Ronald J. Gafford, Member
                                                        Clifford J. Grum, Member
                                                      Diana S. Natalicio, Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  Jess T. Hay, David W. Biegler, Ronald J. Gafford, Clifford J. Grum and Diana Natalicio served on the Human Resources Committee during the last completed fiscal year. None of the members of the Human Resources Committee has ever served as an executive officer or employee of the Company or any of its subsidiaries. No current officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Human Resources Committee. HCB Enterprises, Inc., of which Jess T. Hay is a stockholder, director and Chairman of the Board, leases space from the Company. The terms of the lease are at market rates and during fiscal 2001, the Company was paid $89,241 in rent.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange and a copy of each report is furnished to the Company.

         Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended March 31, 2001, each individual who was required to file such reports during the fiscal year complied with the applicable filing requirements.

                                PERFORMANCE GRAPH

         The following graph shows a comparison of the five (5) year cumulative return (assuming reinvestment of any dividends) for the Company, the New York Stock Exchange Index and the Dow Jones Transportation Equipment Index. The source for the information contained in this table in respect to the return for the Company and for the Dow Jones Transportation Equipment Index is Dow Jones & Company, Inc. and, in respect to the New York Stock Exchange Index, is Media General Financial Services.


                       FIVE YEAR CUMULATIVE TOTAL RETURN

                               [PERFORMANCE GRAPH]

                                                   1996         1997         1998         1999         2000         2001
                                                 --------     --------     --------     --------     --------     --------
Trinity Industries, Inc.                              100           89          164           89           74           63
Dow Jones Transportation Equipment Index              100          108          163          122          129          113
New York Stock Exchange Index                         100          117          170          182          197          183

                AMENDMENT TO 1998 STOCK OPTION AND INCENTIVE PLAN

         Upon recommendation of the Human Resources Committee, the Board of Directors of the Company has adopted, subject to stockholder approval, an amendment to the Trinity Industries, Inc. 1998 Stock Option and Incentive Plan (hereinafter called the "1998 Plan") to increase the maximum number of shares of Common Stock with respect to which awards may be granted from 2,000,000 to 3,800,000 and increase from 600,000 to 1,000,000 the number of shares available for awards to be issued in the aggregate as restricted stock or in the satisfaction of Performance Awards or Other Awards. The Board adopted the amendment because the number of shares currently available under the 1998 Plan are insufficient to satisfy the Company's long-term incentive compensation needs for current and future employees. The increase in the number of shares available for issuance as restricted stock or in the satisfaction of Performance Awards or Other Awards is to continue to provide flexibility in the type of award made under the 1998 Plan and the requested increase is less than a proportionate amount of the proposed increase in the total number of shares issuable under the 1998 Plan. The full text of the proposed amendment to the 1998 Plan is set forth in Exhibit B to this Proxy Statement.

         The following is a summary of the key features of the 1998 Plan and is qualified in its entirety by reference to the full text thereof. A copy of the 1998 Plan will be provided to any stockholder upon request.

         The 1998 Plan is intended to enable the Company to remain competitive and innovative in its ability to attract, motivate, reward and retain a strong management team of superior capability and to encourage a proprietary interest in the Company by persons who occupy key positions in the Company or its affiliates by enabling the Company to make awards that recognize the creation of value for the stockholders of the Company and promote the Company's growth and success. In furtherance of that purpose, eligible persons may receive stock options, stock appreciation rights, restricted stock, performance awards, dividend equivalent rights, and other awards, or any combination thereof. The 1998 Plan provides flexibility to the Company's compensation methods in order to adapt the compensation of key employees to a changing business environment, after giving due consideration to competitive conditions and the impact of federal tax laws.

         The Board has designated the Human Resources Committee (the "Committee") to administer the 1998 Plan. Awards under the 1998 Plan will be determined by the Committee and may be made only to a person who is a director or officer of the Company or one of its affiliates or who is in a managerial or other key position in the Company or one of its affiliates. The Committee will determine the type of award and, if applicable, the number of shares to be covered by the award.

         Stock Options. The Committee may grant either an incentive stock option (as that term is used in Section 422 of the Internal Revenue Code of 1986) or any other stock option. In the case of an incentive stock option, the option exercise price must be not less than the fair market value of the Company's Common Stock on the date of grant. The maximum number of options that may be granted to any one individual during any fiscal year of the Company may not exceed 300,000, subject to adjustment as provided in the 1998 Plan. The Committee may not reprice underwater stock options by canceling and regranting stock options or by lowering the exercise price except for adjustments provided in the 1998 Plan. Recipients of stock options may pay the option exercise price in cash or by delivering to the Company shares of the Company's Common Stock already owned by the optionee having a fair market value equal to the aggregate option exercise price.

         If an optionee delivers shares of Common Stock of the Company already owned by the optionee in full or partial payment of the exercise price for any stock option granted under the 1998 Plan or any prior stock option plan of the Company, the Committee may authorize the automatic grant of a new option (a "Reload Option") on that number of shares as is equal to the number of shares of Common Stock surrendered in full or partial payment of the option exercise price of the underlying stock option being exercised. The option exercise price of the Reload Option will be the closing price of the Company's Common Stock on the date of the exercise of the underlying stock option. A reload Option cannot be exercised earlier than six (6) months from the date of its grant nor later than the time when the underlying option exercised by the surrender of the already owned shares could have been last exercised. The Committee may impose additional terms, conditions and restrictions on any Reload Option and the shares acquired upon the exercise of the Reload Option.

         Stock options will be exercisable as set forth in the option agreements pursuant to which they are issued, but in no event are incentive stock options exercisable after the expiration of ten (10) years from the date of grant. Regardless of any vesting schedule contained in an option agreement, the 1998 Plan provides for the acceleration of the vesting of stock options in certain events, including the optionee's death, disability, retirement or a change in control of the Company (as defined). All rights to exercise a stock option terminate immediately if an optionee is discharged for cause, after ten (10) days in the event of an optionee's resignation, after three (3) months in the case of an optionee's disability or retirement in the case of an incentive stock option and thirty-six (36) months in the case of a non-qualified option; and after twelve (12) months in the case of an optionee's death. Options are not transferable other than by will or the laws of descent and distribution, except that an option that is not an incentive stock option may be transferred to one or more members of the immediate family of the optionee, a trust for the benefit of the immediate family of the optionee, a family partnership, or a foundation that is controlled by the optionee.

         An optionee will not be taxed at the time an incentive stock option is granted. In general, an optionee exercising an incentive stock option will not be taxed at the time an incentive stock option is exercised if the stock purchased is held for at least one year after the exercise date and at least two years after the date of grant provided however, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any. If such holding periods are satisfied, the difference between the option price and the amount realized upon subsequent disposition of the stock will constitute long-term capital gain or loss. Stock held at least 12 months following the date of exercise of the incentive stock option will be taxed as long-term capital gain. If such holding periods are not satisfied, the employee will recognize ordinary income. The Company will not recognize income, gain or loss upon the disposition of an incentive stock option if the holding periods referred to above are satisfied. If such holding periods are not satisfied, the Company will be entitled to a deduction equal to the amount of the ordinary income recognized by the employee. An optionee will not be taxed at the time a non-qualified stock option is granted. In general, an optionee exercising a non-qualified stock option will recognize ordinary income equal to the excess of the fair market value on the exercise date of the stock purchased over the option price. Upon subsequent disposition of the stock purchased, the difference between the amount realized and the fair market value of the stock on the exercise date will constitute capital gain or loss. The Company will not recognize income, gain or loss upon the granting of a non-qualified stock option. Upon the exercise of such an option, the Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.

         Stock Appreciation Rights. A stock appreciation right may be granted in conjunction with or independent of a stock option. A stock appreciation right is the right to receive an amount equal to the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over the fair market value of a share of Common Stock on the date of grant (or other value specified in the agreement granting the stock appreciation right). A stock appreciation right granted in tandem with a stock option will require the holder, upon exercise, to surrender the related stock option, or a portion thereof, with respect to the number of shares as to which such stock appreciation right is exercised.

         A stock appreciation right granted independent of a stock option will be exercisable as determined by the Committee. An independent stock appreciation right will entitle the holder, upon exercise, to receive payment as described above either in cash or in shares of Common Stock of the Company, or a combination thereof, as specified in the grant of the stock appreciation right. The Committee may limit the amount payable upon exercise of any stock appreciation right. Any such limitation will be specified in the grant. The maximum number of shares for which grants of stock appreciation rights may be made to an individual in any fiscal year of the Company shall not exceed 300,000 subject to adjustment as provided in the 1998 Plan.

         In the case of a dividend equivalent right, the Company is of the opinion that the recipient of the dividend equivalent right will realize compensation income in an amount equal to the cash or fair market value of the shares as and when the same becomes payable to the recipient. The Company is also of the opinion that it will be entitled to a deduction under the Internal Revenue Code at the time and equal to the amount that compensation income is realized by the recipient.

         Other Awards. Other forms of awards based upon, payable in, or otherwise related in whole or in part to Common Stock of the Company may be granted under the 1998 Plan if the Committee determines that such awards are consistent with the purposes and restrictions of the 1998 Plan. The terms and conditions of such awards shall be specified by the grant. Such awards shall be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the Human Resources Committee. The federal income tax consequences of such other awards will depend upon the form that such awards may take.

         Adjustments upon Changes in Capitalization. The number of shares subject to an award will be adjusted for any subdivision or consolidation of shares of Common Stock of the Company or upon stock dividends payable in stock of the Company or in case of any change from par value stock to stock of a different par value or without par value.

          Amendments. All provisions of the 1998 Plan, including any award under the plan, may at any time or from time to time be modified or amended by the Board of Directors. However, no outstanding award may be adversely modified, impaired or canceled without the consent of the holder thereof, and the 1998 Plan cannot be amended, without stockholder approval, to increase the maximum number of shares subject to the 1998 Plan, or to materially modify the requirements as to eligibility for participation in the 1998 Plan or materially increase the benefits accruing to persons eligible to participate in the 1998 Plan

         Termination. The 1998 Plan will terminate only by resolution of the Board of Directors. However, no incentive stock option may be granted under the 1998 Plan after July 17, 2008.

         As described above, the selection of employees who will receive awards under the 1998 Plan, if it is approved by the stockholders, and the size and type of awards will be determined by the Committee in its discretion. No awards have been made under the amendment to the 1998 Plan, nor are any such awards now determinable; therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of employees. The number of shares of Common Stock covered by options which were granted in the last fiscal year pursuant to the 1998 Plan to the Named Officers is set forth above under "Executive Compensation".

         Approval of the proposed amendment to the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the 2001 Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1998 STOCK OPTION AND INCENTIVE PLAN.

            PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS
             INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR
                              ENDING MARCH 31, 2002

         Upon recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for fiscal year 2002, subject to ratification by stockholders.

         Ernst & Young LLP, independent auditors, or a predecessor of that firm, have been the auditors of the accounts of the Company each year since 1958. It is anticipated that representatives of Ernst & Young LLP will be present at the 2001 Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions raised at the 2001 Annual Meeting or submitted to them in writing before the 2001 Annual Meeting.

AUDIT FEES

         The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year, were $550,000.

FINANCIAL INFORMATION SYSTEMS DESIGN
AND IMPLEMENTATION FEES

         Ernst & Young did not render professional services relating to financial information systems design and implementation for the fiscal year ended March 31, 2001.

ALL OTHER FEES

         The aggregate fees billed by Ernst & Young for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended March 31, 2001, were $1,200,500, including audit related services of $410,500 and non-audit services of $790,000. Audit related services included fees for employee benefit plan audits, foreign statutory audit reports, due diligence on acquisitions, and accounting consultations. Non-audit services included fees for tax consultations and return preparations and expatriate administration.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2002.

                             AUDIT COMMITTEE REPORT

         The Audit Committee (the Committee) of the Board of Directors is a standing committee comprised of four independent directors. It operates under a written charter adopted by the Board of Directors (Exhibit A). The Committee annually recommends to the Board of Directors the selection of the Company's independent accountants. That recommendation is subject to the ratification by the Company's stockholders.

         Management is responsible for the Company's internal control and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. As provided in its Charter, the Committee's responsibilities include the monitoring and oversight of these processes.

         Consistent with its Charter responsibilities, the Committee has met and held discussions with management and the independent auditors. In this context, management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors and discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Company's independent auditors have also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm's independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independent auditors' independence.

         Based upon Committee's discussion with management and the independent auditors and the Committee's review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended March 31, 2001 filed with the Securities and Exchange Commission.

Clifford J. Grum, Chairman                                 Barry J. Galt, Member
Audit Committee                                           Dean P. Guerin, Member
                                                       Edmund M. Hoffman, Member

                                  OTHER MATTERS

         Management of the Company is not aware of other matters to be presented for action at the 2001 Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

         Stockholders' proposals to be presented at the 2002 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Secretary of the Company, no later than March 1, 2002. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

         Under the Bylaws of the Company, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (on or before June 1, 2002, but no earlier than May 2, 2002, for the 2002 Annual Meeting) to the Secretary of the Company containing the name and address of the stockholder, the number of shares of the Company beneficially owned by the stockholder, and a representation that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person or person(s) (including their names) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board, and the consent of each nominee to serve. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

         The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company's Bylaws are available from the Secretary of the Company.

                               REPORT ON FORM 10-K

         The Annual Report on Form 10-K for the fiscal year ended March 31, 2001, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder. Stockholders may obtain without charge another copy of the Form 10-K, excluding certain exhibits, by writing to Michael G. Fortado, Vice President, General Counsel and Corporate Secretary, Trinity Industries, Inc., P.O. Box 568887, Dallas, Texas 75356-8887.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY TO AVOID UNNECESSARY EXPENSE. THEREFORE, STOCKHOLDERS ARE URGED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                             By Order of the Board of Directors


                                                     MICHAEL G. FORTADO
                                               Vice President, General Counsel
June 29, 2001                                    and Corporate Secretary

                                    EXHIBIT A

                             AUDIT COMMITTEE CHARTER


The audit committee is a committee of the board of directors. Its primary function is to assist the board of directors in fulfilling its responsibilities relating to the Company's financial reporting, review the adequacy of and promote the Company's continued emphasis on internal controls, provide an open avenue of communication between the internal auditors, the independent auditors, and the board of directors, and conduct or authorize investigations into any matters within the audit committee's scope of responsibilities.

In meeting its responsibilities, the audit committee is expected to:

1. After evaluation of the independent auditors, recommend to the board of directors the independent auditors for ratification by the stockholders. The independent auditors are ultimately accountable to the board of directors and the audit committee. Review the independent auditors' compensation, and review and approve any proposed discharge of the independent auditors.

2. Review the independence of the independent auditors through receipt of a written statement delineating all relationships between the auditors and the company consistent with Independence Standards Board Standard 1, and review all services and the related fees provided by the independent auditors. Engage in a dialog with the independent auditors with respect to any disclosed relationships or services that may impact their objectivity and independence and recommend that the board of directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

3. Inquire of management, the director of internal auditing, and the independent auditors about significant risks or exposure, and assess the steps management has taken to minimize such risks to the Company.

4. Consider, in consultation with the independent auditors, the Company's annual report to stockholders, the annual financial statements, and the independent auditors' report thereon. Recommend to the board of directors that the audited financial statements be included in the Company's Form 10-K Annual Report.

5. Provide the opportunity for the independent auditors to be available to the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions.

6. Review legal and regulatory matters that may have a material impact on the financial statements, significant changes in accounting policies and compliance with Generally Accepted Accounting Principles, and material accounting issues that require disclosure in the financial statements.

7. Review with management and the independent auditors their qualitative judgements about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be used, and particularly the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates.

8. Consider and review with the independent auditors, the director of internal auditing, and management, the adequacy of the Company's internal controls and any significant findings and recommendations together with management's responses.

9. Meet with the director of internal auditing, the independent auditors, and management in separate sessions to discuss any matters that the audit committee or these groups believe should be discussed privately.

10. Review the Company's program for monitoring compliance with the Company's codes of conduct.

11. The committee shall meet at least two times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meeting to provide pertinent information as necessary.

12. Review and assess the audit committee's charter annually and submit the charter for approval of the board of directors. Prepare a report annually to stockholders as required by SEC rules for inclusion in the Company's proxy statement.

13. Report audit committee actions to the board of directors with such recommendations as the audit committee may deem appropriate.

Audit committee members and the committee chairman shall be designated by the full board of directors. The membership of the audit committee shall consist of at least three members all of whom shall be independent members of the board of directors who shall serve at the pleasure of the board of directors. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

                                    EXHIBIT B


                     PROPOSED AMENDMENT TO 1998 STOCK OPTION
                               AND INCENTIVE PLAN


         The Trinity Industries, Inc. 1998 Stock Option and Incentive Plan (the "1998 Plan") is hereby amended as follows:

         1. The first two sentences of Section 4 of the Plan shall be deleted in their entirety and replaced with the following:

                  4. "Shares Subject to Plan. The maximum number of Shares that may be issued pursuant to Awards under this Plan shall not exceed 3,800,000 unless such maximum shall be increased or decreased by reason of changes in capitalization of the Company as hereinafter provided. Notwithstanding the foregoing, no more than 1,000,000 Shares available for Awards shall be issued in the aggregate as Restricted Stock or in satisfaction of Performance Awards or Other Awards, subject to adjustment as provided in Section 20 hereof."

         2. Except as expressly set forth in this Amendment to the 1998 Plan, the 1998 Plan is hereby ratified and confirmed without modification.

         3. The effective date of this Amendment to the 1998 Plan shall be July 31, 2001.

                            TRINITY INDUSTRIES, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - JULY 31, 2001

         The undersigned hereby appoints Timothy R. Wallace, Dean P. Guerin and Michael G. Fortado and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed below the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 Stemmons Freeway, Dallas, Texas 75207, on Wednesday, July 31, 2001 at 9:30 a.m. Central Daylight Saving Time, and at any adjournment or adjournments thereof. If more than one of the above attorneys shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said attorneys so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NAMED NOMINEES FOR DIRECTOR, AND FOR PROPOSALS 2 AND 3.


(Continued and to be marked, dated and signed on reverse side)


                                             TRINITY INDUSTRIES, INC.
                                             P.O. BOX 11369
                                             NEW YORK, N.Y. 10203-0369

THE DIRECTORS RECOMMEND VOTING FOR PROPOSALS 1, 2, and 3.

(1)     Election of nine (9) Directors:

FOR ALL NOMINEES [ ]      WITHHOLD AUTHORITY to vote [ ]       EXCEPTIONS [ ]
listed below              for all nominees listed below.

Nominees: David W. Biegler, Ronald J. Gafford, Barry J. Galt, Clifford J. Grum, Dean P. Guerin, Jess T. Hay, Diana S. Natalicio, Timothy R. Wallace and W. Ray Wallace.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

(2) To approve the proposed amendment to the 1998 Stock Option and Incentive Plan.

          FOR [ ]             AGAINST [ ]            ABSTAIN [ ]

(3) To approve ratification of Ernst & Young as Independent Auditors for fiscal year 2002.

          FOR [ ]             AGAINST [ ]            ABSTAIN [ ]

(4) In their discretion on such other matters as may properly come before the Meeting.

                                    Change of Address and
                                    or Comments Mark Here [ ]

                                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON
                                    THE PROXY. IF YOUR STOCK IS JOINTLY OWNED,
                                    BOTH PARTIES MUST SIGN. FIDUCIARIES AND
                                    REPRESENTATIVES SHOULD SO INDICATE WHEN
                                    SIGNING, AND WHEN MORE THAN ONE IS NAMED, A
                                    MAJORITY SHOULD SIGN. IF SIGNED BY A
                                    CORPORATION, ITS SEAL SHOULD BE AFFIXED.

                                    DATED:
                                          --------------------------------------

                                    --------------------------------------------
                                                    SIGNATURE

                                    --------------------------------------------
                                                    SIGNATURE

                                            VOTES MUST BE INDICATED [ ]
                                            (x) in Black or Blue ink.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.